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                                                                     EXHIBIT 8.1

                         [PROSKAUER ROSE LLP LETTERHEAD]


August 22, 2000



Maxcom Telecomunicaciones, S.A. de C.V.
Magdalena No. 211
Col. del Valle Piso 5
Mexico, DF
Mexico  03100

Corporativo en Telecomuncaciones, S.A. de C.V.
Magdalena No. 211
Col. del Valle Piso 5
Mexico, DF
Mexico  03100

Re:      Maxcom Telecomunicaciones, S.A. de C.V.
         Corporativo en Telecomunicaciones, S.A. de C.V.
         Registration Statement No. 333-11910

Dear Sirs:

We have acted as special United States counsel to Maxcom Telecomunicaciones, S.A. de C.V. ("Maxcom") and Corporativo en Telecomunicaciones, S.A. de C.V. (together with Maxcom, the "Registrants") in connection with the preparation of the above-captioned Registration Statement, (the "Registration Statement"), pursuant to which Maxcom proposes to exchange (the "Exchange Offer") up to U.S.$300,000,000 aggregate principal amount of its 13 3/4% series B senior notes due 2007 (the "New Notes") for a like principal amount of its 13 3/4% series A senior notes due 2007 (the "Old Notes").

In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion.


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August 22, 2000
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In addition, we have examined the Registration Statement on Form F-4 relating to the Exchange Offer, filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

As to the questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated by the Treasury Department, published administrative announcements and rulings of the Internal Revenue Service and court decisions, all as of the date of this letter.

Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that no gain or loss will be realized for U.S. federal income tax purposes upon an exchange of the Old Notes for the New Notes pursuant to the Exchange Offer, because the Old Notes will be exchanged for property that does not differ materially either in kind or extent from the Old Notes. A U.S. Holder will have the same basis and holding period in the New Notes that it had in the Old Notes immediately prior to the exchange.

The opinions set forth in this letter represent our conclusions as to the application of federal income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect to any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. The opinions set forth herein may not be relied on by any person or entity other than you without our prior written consent.


Very truly yours,

/s/Proskauer Rose LLP

PROSKAUER ROSE LLP
by Carlos E. Martinez, a Partner